                                                                  EXHIBIT 99.1


PRESS RELEASE

E-MEDSOFT.COM DELAYS FILING YEAR-END FINANCIALS

JACKSONVILLE BEACH, Fla.--(BUSINESS WIRE)--July 16, 2001--e-MedSoft.com (AMEX:
MED - news), today announced that it is delaying the filing of its audited financial statements and annual report on Form 10K for the fiscal year ended March 31, 2001. It is anticipated that the annual report will be filed with the Securities and Exchange Commission on or before July 25th.

During the period, numerous events occurred which contributed to the delay:

     o in furtherance of its cost containment and consolidation approach, the Company relocated its finance and accounting functions from California to Florida;

     o the Company was engaged in litigation against certain of the principals of its consolidated managed entity, PrimeRx.com, and then entered into a complex settlement agreement, all of which contributed to managerial delays in obtaining information from PrimeRx.com for the period. These delays exacerbated an already slow manual system of accounting utilized by PrimeRx.com.

     o delays in obtaining information from the Company's English subsidiary, e-Net Technologies Group, which was voluntarily placed into receivership by the Company in June 2001;

     o additional time required by the Company to obtain and review information in connection with an assessment of asset impairment issues that have arisen as a result of the Company's historical losses in connection with certain of its assets;

     o a new auditing firm, that was only recently appointed on March 12, 2001, is completing for the first time its review and audit of the Company's financials; and

     o a final review of those portions of the Company's annual report covering prior periods by its previous auditors.

Commenting on the delay President and Chief Executive Officer John Andrews said:
"It is unfortunate that we will be delayed in filing our year-end results, but we must assure that we properly account for all of the complex issues arising during this period. In this market environment of asset re-evaluations and resulting write downs, our dynamic year, competing time demands on our staff, and with a new audit relationship it made no sense for us to hastily file the 10-K for the period ended March 31, 2001. We took a step back to take the necessary time to answer all questions and supply all information requested, including some we had supplied previously to our prior auditors. We are hopeful that this short delay will position us well for our shareholders meeting to consider, among other matters, the previously announced acquisition of Chartwell Diversified Services." On a preliminary basis and subject to completion of the audit, the Company expects to report the following information for the fiscal year ended March 31, 2001:

     o revenues of approximately $90 million, (excluding revenue of $36.2 million from its UK operations) compared to $46 million for the year ended March 31, 2000;

     o a net operating loss prior to write downs of impaired assets of approximately $40-$45 million compared to a net loss of $9.7 million for the period ended March 31, 2000; and

     o write downs in the carrying value of its impaired assets of between $185 and $235 million.


The Company may receive a going concern modification; however, the Company is evaluating the conditions that would make such modification unnecessary. The Company does not currently expect that it will be restating its financial statements for prior years. To date the Company has not had any disagreements with its auditors regarding accounting principles, and it does not anticipate that any such disagreements will arise in connection with the audit of the consolidated financial statements for the year ended March 31, 2001


This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. The forwarding-looking statements relate to anticipated revenues, net operating losses, and write downs in the carrying value of impaired assets. The risks and uncertainties include, actual financial information supplied in response to requests for information from subsidiaries and affiliates differing materially from anticipated results, possible disagreements with our auditors on valuation issues, accounting principles, or other accounting issues, performance by third parties of their obligations to the Company, customer demand for our products, and general market and industry conditions. For an additional list and description of such risks and uncertainties, see our filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.